Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO COMPLETES PRIVATE PLACEMENT

CRANFORD, NJ, June 28, 2007 – Metalico, Inc. (AMEX:MEA), a rapidly growing scrap metal recycler and lead fabricator, today announced it has completed its previously announced private placement of its common stock with institutional investors, raising $36,722,000 of gross proceeds. In connection with the private placement, Metalico issued an aggregate of 5,246,000 shares of common stock at a price per share of $7.00.

The shares of common stock issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Metalico has agreed to file a registration statement with the United States Securities and Exchange Commission covering the shares sold in the offering no later than thirty days after the closing, and to use its best efforts to have the registration statement declared effective as soon as practicable thereafter. Metalico now has approximately 31.5 million shares of common stock outstanding.

Canaccord Adams, Inc., acted as placement agent in connection with the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities through New York State and Pennsylvania and five lead fabrication plants in four other states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential acquisitions. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

# # #